Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel

July 27, 2020

Freeport-McMoRan Inc.

333 North Central Avenue

Phoenix, Arizona 85004-2189

Ladies and Gentlemen:

We have acted as special counsel for Freeport-McMoRan Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-226675) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering certain securities, including $650,000,000 aggregate principal amount of the Company’s 4.375% Senior Notes due 2028 and $850,000,000 aggregate principal amount of its 4.625% Senior Notes due 2030 (collectively, the “Notes”). The Notes will be guaranteed by Freeport-McMoRan Oil & Gas LLC (the “Guarantor”) (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture (the “Base Indenture”) dated as of August 15, 2019 between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the sixth supplemental indenture and the seventh supplemental indenture, each dated as of July 27, 2020, among the Company, the Guarantor and the Trustee (the “Supplemental Indentures” and together with the Base Indenture, the “Indenture”), and to be sold pursuant to an Underwriting Agreement dated as of July 13, 2020 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named in Schedule 1 thereto.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company and the Guarantor, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Guarantor’s obligation or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that each of the Company and the Guarantor is validly existing as a corporation or limited liability company, as the case may be, and in good standing under the laws of the State of Delaware. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and the Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.

Very truly yours,

/s/ Davis Polk & Wardwell LLP